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                                                                     EXHIBIT 8.2

 [OPINION OF WACHTELL, LIPTON, ROSEN & KATZ REGARDING MATERIAL FEDERAL
                            INCOME TAX CONSEQUENCES]









                                  May 14, 2002


AT&T Corp.
295 North Maple Avenue
Basking Ridge, NJ 07920

Ladies and Gentlemen:

                  Reference is made to the Registration Statement on Form S-4 (the "Registration Statement") of AT&T Comcast Corp., a Pennsylvania corporation ("AT&T Comcast"), including the proxy statements of AT&T Corp., a New York corporation ("AT&T"), and Comcast Corporation, a Pennsylvania Corporation ("Comcast"), forming part thereof, relating to the proposed Mergers, as defined and described in the Agreement and Plan of Merger, dated as of December 19, 2001, as amended, among AT&T, AT&T Broadband Corp., a Delaware corporation and a wholly-owned subsidiary of AT&T, Comcast, AT&T Comcast, AT&T Broadband Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of AT&T Comcast, and Comcast Acquisition Corp., a Pennsylvania corporation and a wholly-owned subsidiary of AT&T Comcast.

                  We hereby confirm that, subject to the qualifications set forth therein, the Registration Statement sets forth our opinion in the section entitled "CHAPTER TWO THE AT&T COMCAST TRANSACTION -- Material Federal Income Tax Consequences."

                  We hereby confirm our opinion in the Registration Statement and consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                            Very truly yours,


                                            /s/ Wachtell, Lipton, Rosen & Katz